UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2020

ARCA biopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11080 CirclePoint Road, Suite 140, Westminster, CO		80020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 940-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ABIO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 — Other Events

Item 8.01.	Other Events.

On May 28, 2020, ARCA biopharma, Inc. announced the planned AB201 development program for treatment of COVID-19 associated coagulopathy.  The press release related to these items is filed as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

In connection with the planned development described above, ARCA biopharma, Inc. is supplementing the risk factors previously disclosed in its most recent periodic reports filed under the Securities Exchange Act of 1934, as amended, with the following risk factors:

If we encounter difficulties enrolling patients in our planned clinical trial of AB201, any potential enrollment milestones or potential regulatory approvals could be delayed or otherwise adversely affected.

We may encounter difficulty enrolling a sufficient number of patients in the trial, due to circumstances which are outside our control, including improvements in the COVID-19 pandemic resulting from the development of vaccines and therapies that limit the availability of study participants.

If we have difficulty enrolling a sufficient number of patients in our clinical trial of AB201, we may need to delay or terminate our trial, which would have a negative impact on our business. Delays in enrolling patients in the planned clinical trial of AB201 would also adversely affect our ability to meet projected enrollment milestones or timelines for completing the study and obtaining regulatory approval.

AB201 may not yield results that will enable us to further develop it as a therapy and obtain regulatory approvals necessary to it as a drug.

We will receive regulatory approval for our product candidates only if we can demonstrate, in carefully designed and conducted clinical trials, that the product candidate is safe and effective. We do not know whether the planned or any future clinical trials for AB201 will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products.

The results from preclinical testing and early clinical trials may not be predictive of results from our planned studies of AB201. We may suffer significant setbacks in advanced clinical trials, even after seeing promising results in earlier studies. Based on results at any stage of clinical trials, we may decide to repeat or redesign a trial or discontinue development of one or more of our product candidates, including AB201. If we fail to adequately demonstrate the safety and efficacy of our AB201 product candidate, we will not be able to obtain the required regulatory approvals to commercialize it and our business, results of operations and financial condition would be materially adversely affected.

Administering AB201 to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of AB201 and could result in the FDA or other regulatory authorities denying approval of AB201 for any or all targeted indications.

We may not achieve our projected development goals in the time frames we announce and expect.

We set goals for, and make public statements regarding, the timing of certain accomplishments, such as the planned submission of an IND application for AB201 as a potential treatment for COVID-19 with the FDA, the steps for commencing and continuing our clinical trials, the disclosure of trial results, the obtainment of regulatory approval and the sale of drug product, which we sometimes refer to as milestones. These milestones may not be achieved, and the actual timing of these events can vary dramatically due to a number of factors such as FDA’s rejection of our IND application, delays or failures in our clinical trials, disagreements with any collaborative partners, the uncertainties inherent in the regulatory approval process and manufacturing scale-up, delays in achieving manufacturing or marketing arrangements sufficient to commercialize our products or an inability to finance in a timely manner. There can be no assurance that we will make regulatory submissions or receive regulatory approvals as planned. If we fail to achieve one or more of these milestones as planned, our business will be materially adversely affected.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release titled “ARCA biopharma Announces AB201 Development Program for Treatment of COVID-19 Associated Coagulopathy” dated May 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2020

ARCA biopharma, Inc.
(Registrant)

	By:	/s/ Brian L. Selby
		Name:	Brian L. Selby
		Title:	Vice President, Finance and Chief Accounting Officer